Exhibit 99.1

Press Release

Release Date:	July 23, 2021	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES THIRD QUARTER FISCAL 2021 RESULTS

Philadelphia, Pennsylvania (July 23, 2021) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $2.2 million, or $0.28 per basic and per diluted share, for the quarter ended June 30, 2021 as compared to $3.6 million, or $0.44 per basic and per diluted share, for the same quarter in fiscal 2020. For the nine months ended June 30, 2021, the Company reported net income of $5.8 million, or $0.73 per basic share and $0.72 per diluted share as compared to $9.0 million, or $1.04 per basic and $1.03 per diluted share, for the same period in fiscal 2020. The 2020 periods included significant gains on sales of investment securities available for sale.

Dennis Pollack, President and CEO, commented, “We are pleased to report continued positive operating results. We are also pleased to report improvement in both our net interest margin and interest rate spread, but recognize the need for additional improvement. We continue to evaluate and implement strategies to enhance shareholder value including stock repurchase programs and the maintenance of our regular quarterly dividend, but with a continued focus on protecting our capital in these uncertain times.”

Highlights for the Quarter Ended June 30, 2021

•	Net loans receivable increased by $21.5 million to $609.8 million at June 30, 2021 compared to $588.3 million at September 30, 2020.
•	The net interest margin improved to 2.13% for the three months ended June 30, 2021 compared to 1.83% for the three months ended June 30, 2020 and 2.08% for the three months ended March 31, 2021.
•	The Company repurchased 309,311 shares of its common stock during the nine months ended June 30, 2021 at a weighted average per share cost of $13.95, well below the Company’s book value per share.
•	The Company’s tangible book value per share (non-GAAP) was $15.94 per share at June 30, 2021 as compared to $15.07 at September 30, 2020.
•	As of June 30, 2021, there were no loans on COVID-19 deferral and all the loans that had been on COVID-19 deferral had returned to paying status as of October 1, 2020.

Net Interest Income:

Net interest income for the third quarter of fiscal 2021 amounted to $5.8 million, increasing by $468,000 as compared to the same period in 2020. Primarily contributing to the favorable increase was a decrease of $920,000 in interest paid on deposits and borrowings during the quarter ended June 30, 2021. Partially offsetting the increase in net interest income was a $452,000 decrease in interest earned on interest-earning assets. The weighted average cost of borrowings and deposits decreased 24 basis points to 1.49% for the quarter ended June 30, 2021 from 1.73% for the same period in 2020 due to decreases in market rates of interest which affected both deposit and borrowing costs. The weighted average yield on our interest-earning assets increased by 3 basis points, to 3.45% for the quarter ended June 30, 2021, but the average balance of interest-earning assets declined by $62.5 million to $1.1 billion primarily due to paydowns in the investment portfolio.

On a linked quarter basis, for the three months ended June 30, 2021, net interest income increased by $48,000 to $5.8 million as compared to the three months ended March 31, 2021. The increase in net interest income reflected the effects of a decrease of $174,000 in interest paid on deposits and borrowings, partially offset by a decrease of $126,000 in interest earned on interest-earning assets. The weighted average rate paid on interest-bearing liabilities decreased from 1.52% to 1.49% while the yield earned on interest-earning assets remained level at 3.45%. The average balance of interest-earning assets decreased by $28.5 million during the third quarter of fiscal 2021.

Average interest-earning assets declined by $104.1 million for the nine months ended June 30, 2021 as compared to the same period in 2020. However, due to relative shifts in yields earned and rates paid which offset such decline in part, net interest income was $17.2 million, decreasing by $255,000 as compared to the same period in fiscal 2020. The decrease was due to a decrease of $4.1 million, or 12.7%, in interest income partially offset by a $3.9 million, or 25.5%, decrease in interest paid on deposits and borrowings. The decrease in interest income was due to the decrease in the weighted average balance of interest-earning assets and by the 14 basis point decline to 3.45% in the weighted average yield earned on our interest-earning assets. The decrease in the average balance of interest-earning assets was primarily due to paydowns in the investment portfolio. However, the weighted average cost of borrowings and deposits decreased to a greater degree, decreasing to 1.53% during the nine months ended June 30, 2021 from 1.88% during the comparable period in 2020 primarily due to decreases in market rates of interest.

For the three and nine months ended June 30, 2021, the net interest margin was 2.13% and 2.08%, respectively, compared to 1.83% and 1.92% for the same periods in fiscal 2020, respectively. The margin improvement experienced in the 2021 periods in large part reflected the more rapid decline in liability costs compared to the decline in asset yields in response to the declining interest rate environment.

Non-Interest Income:

Non-interest income amounted to $1.4 million and $2.5 million for the three and nine month periods ended June 30, 2021, respectively, compared to $3.8 million and $7.3 million, respectively, for the comparable periods in fiscal 2020. Both of the 2020 periods included significant gains on the sale of various investment securities. The gain on sale of investment securities aggregated $3.3 million and $6.0 million for the three and nine months ended June 30, 2020, respectively, compared to $910,000 for both comparable periods in fiscal 2021.

Non-Interest Expenses:

For the three and nine month periods ended June 30, 2021, non-interest expense increased $547,000 and $514,000, respectively, compared to the same periods in the prior fiscal year. The increase was due primarily to increased employee expense due in part to the hiring of additional personnel in our lending operations to support our expanded lending activities.

Income Taxes:

For the three month and nine-month periods ended June 30, 2021, the Company recorded income tax expense of $387,000 and $908,000, respectively, compared to $701,000 and $1.8 million for the same periods in fiscal 2020. The reduction in tax expense for the three and nine month periods was commensurate with the decrease in pre-tax income.

Balance Sheet:

Total assets decreased by $98.9 million to approximately $1.1 billion at June 30, 2021 from September 30, 2020. Net loans receivable increased $21.5 million to $609.8 million at June 30, 2021 from $588.3 million at September 30, 2020 due to our continuing efforts to expand our commercial real estate and business loan portfolio. Offsetting the increase in net loans were decreases in the investment portfolio of $86.3 million primarily as a result of paydowns of U.S. government agency mortgage-backed securities and a decrease in cash and cash equivalents of $37.8 million.

Total liabilities decreased by $101.2 million to $993.1 million at June 30, 2021 as compared to September 30, 2020 due primarily to a $51.0 million decrease in FHLB borrowings, and a $39.7 million decrease in deposits. We have consciously allowed higher costing FHLB borrowings and certificates of deposit to run off at maturity.

Total stockholders’ equity increased by $2.3 million to $131.4 million at June 30, 2021 from $129.1 million at September 30, 2020. The increase was primarily due to net income of $5.8 million recognized during the nine months ended June 30, 2021. Also contributing to the increase was an after tax $4.3 million increase in the fair value of interest rate swap arrangements. These increases were partially offset by the cost of net stock repurchases totaling $4.1 million, an after tax decrease in fair value of investment securities available for sale of $2.2 million and dividend payments totaling $1.7 million during the nine months ended June 30, 2021.

Asset Quality:

At June 30, 2021, the Company’s non-performing assets totaled $12.8 million or 1.1% of total assets as compared to $13.0 million or 1.1% of total assets at September 30, 2020. Non-performing assets at June 30, 2021 included three construction loans aggregating $4.2 million, 24 one-to-four family residential mortgage loans aggregating $3.4 million, three commercial real estate loans aggregating $1.3 million and two construction loans aggregating $3.8 million that were foreclosed during the third quarter of fiscal 2021 and are held as other real estate owned. At June 30, 2021, the Company had two loans totaling $1.1 million that were classified as troubled debt restructurings (“TDRs”). One TDR is on non-accrual and consists of a $395,000 loan secured by a single-family residential property which is performing in accordance with the restructured terms. The remaining TDR is a $705,000 commercial real estate loan classified as non-accrual and is part of a lending relationship totaling $6.1 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship and the two construction loans noted above that became other real estate owned during the quarter ended June 30, 2021). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank moved the underlying litigation noted above with the borrower from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. As of June 30, 2021, twenty-nine units have been sold in the project with a portion of the proceeds of each sale being applied against the outstanding debt.

The Company recorded no provisions for loan losses for the three and nine months ended June 30, 2021 compared to provisions for loan losses of $750,000 and $1.4 million, respectively, for the same periods in fiscal 2020, as the $3.0 million provision expense incurred in fiscal 2020, combined with minimal recent charge-offs, was deemed sufficient to maintain the allowance at a level sufficient to cover all inherent and known losses in the current portfolio. During the three and nine months ending June 30, 2021, the Company recorded no charge offs while during the same periods the Company recorded recoveries aggregating $3,000 and $54,000, respectively. During the three and nine months ending June 30, 2020, the Company recorded one charge off of $22,000 and four charge offs aggregating $95,000, respectively. During the three and nine months ended June 30, 2020, the Company recorded recoveries aggregating $1,000 and $17,000, respectively. Although our COVID-19 loan deferrals were as high as $149.7 million during portions of fiscal 2020, all existing deferrals had ended by September 30, 2020. All of the loans which had been on deferral were current as of June 30, 2021.

The allowance for loan losses totaled $8.4 million, or 1.3% of total loans, and 93.7% of total non-performing loans at June 30, 2021 (which included loans acquired at their fair value as a result of the acquisition of Polonia Bancorp, Inc. (“Polonia”) as of January 1, 2017) as compared to $8.3 million, or 1.4% of total loans and 49.3% of total non-performing loans at September 30, 2020. The Company believes that the allowance for loan losses at June 30, 2021 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

COVID-19 Related Information

As noted above, in response to the current situation surrounding the COVID-19 pandemic, the Company is providing assistance to its customers in a variety of ways. The Company participated in the initial Paycheck Protection Program (“PPP”) offered under the CARES Act as a Small Business Administration (“SBA”) lender. During fiscal 2021, we worked with a third party in order for our customers to be able to participate in the updated PPP loan program adopted as part of the COVID-19 stimulus bill enacted in December 2020 as part of the 2021 Consolidated Appropriations Act.

The primary method of relief provided to loan customers was to allow borrowers to defer their loan payments for three months (and extend the term of the loan accordingly). The CARES Act and regulatory guidelines have temporarily suspended the determination of certain loan modifications related to the COVID-19 pandemic from being treated as TDRs. See “Asset Quality” discussion above.

While the Company’s banking operations were not restricted by the government stay-at-home orders, the Company took and continues to take steps to protect its employees and customers by providing for remote working for many employees, enhancing cleaning procedures for the Company’s offices, in particular its branch offices, requiring face masks to be worn by employees and maintaining appropriate social distancing in our offices. The Company continues to assess and monitor the on-going COVID-19 pandemic and will take additional such steps as are necessary to protect its employees and assist its depositor and borrower customers during this difficult time.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance or conditions relating to the Company and its operations. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic; competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2020, as supplemented by its quarterly or other reports filed subsequently with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2021	2020
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,124,426	$1,223,353
Cash and cash equivalents	79,287	117,081
Investment and mortgage-backed securities:
Held-to-maturity	22,006	22,860
Available-for-sale	334,925	420,415
Loans receivable, net	609,788	588,300
Goodwill and intangible assets	6,371	6,442
Deposits	731,260	770,949
FHLB advances	234,298	285,254
Non-performing loans	8,919	13,037
Non-performing assets	12,751	13,037
Stockholders’ equity	$131,366	$129,117
Common stock outstanding (shares)	7,844,002	8,138,675
Full-service offices	10	10

	At or For the Three Months Ended June 30,		At or For the Nine Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$9,339	$9,791	$28,493	$32,628
Total interest expense	3,566	4,486	11,312	15,192
Net interest income	5,773	5,305	17,181	17,436
Provision for loan losses	-	750	-	1,375
Net interest income after provision for loan losses	5,773	4,555	17,181	16,061
Total non-interest income	1,395	3,762	2,507	7,262
Total non-interest expense	4,543	3,996	12,991	12,477
Income before income taxes	2,625	4,321	6,697	10,846
Income tax expense	387	701	908	1,839
Net income	$2,238	$3,620	$5,789	$9,007
Basic earnings per share	$0.28	$0.44	$0.73	$1.04
Diluted earnings per share	$0.28	$0.44	$0.72	$1.03
Dividends paid per common share	$0.07	$0.07	$0.21	$0.64
Tangible book value per share at end of period(1)	$15.94	$14.95	$15.94	$14.95
Common stock outstanding (shares) (period end)	7,844,002	8,147,005	7,844,002	8,147,005

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.45%	3.38%	3.45%	3.59%
Average rate paid on interest-bearing liabilities	1.49%	1.73%	1.53%	1.88%
Average interest rate spread (3)	1.96%	1.65%	1.92%	1.71%
Net interest margin (3)	2.13%	1.83%	2.08%	1.92%
Average interest-earning assets to average interest-bearing liabilities	113.25%	111.55%	112.16%	112.10%
Net interest income after provision for loan losses to non-interest expense	127.07%	113.99%	132.25%	128.72%
Total non-interest expense to total average assets	1.58%	1.31%	1.48%	1.31%
Efficiency ratio(4)	63.38%	44.07%	65.98%	50.52%
Return on average assets	0.78%	1.19%	0.66%	0.85%
Return on average equity	6.83%	8.28%	5.89%	8.46%
Average equity to average total assets	11.42%	11.36%	11.18%	11.17%

	At or for the Three Months Ended June 30,		At or for Nine Months Ended June 30,
	2021	2020	2021	2020
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	1.46%	2.33%	1.46%	2.33%
Non-performing assets as a percentage of total assets(6)	1.13%	1.18%	1.13%	1.18%
Allowance for loan losses as a percentage of total loans	1.35%	1.13%	1.35%	1.13%
Allowance for loan losses as a percentage of total non-performing loans	93.69%	49.03%	93.69%	49.03%
Net charge-offs (recoveries) to average loans receivable	(0.03)%	0.05%	(0.03)%	0.05%

Capital Ratios(7)
Tier 1 leverage ratio
Company	11.02%	10.33%	11.02%	10.33%
Bank	10.83%	10.29%	10.83%	10.29%
Tier 1 common risk-based capital ratio
Company	16.92%	17.31%	16.92%	17.31%
Bank	16.63%	17.00%	16.63%	17.00%
Tier 1 risk-based capital ratio
Company	16.92%	17.31%	16.92%	17.31%
Bank	16.63%	17.00%	16.63%	17.00%
Total risk-based capital ratio
Company	18.11%	18.31%	18.11%	18.31%
Bank	17.82%	17.99%	17.82%	17.99%

(1)	Non-GAAP measure; see reconciliation below.

(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)	Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)	Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings (“TDRs”) due to being recently restructured. TDRs are initially placed on non-accrual in connection with such restructuring and remain on non-accrual until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosure

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. This disclosure should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the acquisition of Polonia as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP) at each of the dates presented.

	As of June 30, 2021		As of September 30, 2020		As of June 30, 2020
(In Thousands, Except Per Share Amounts)	Book Value	Tangible Book Value	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$131,366	$131,366	$129,117	$129,117	$128,239	$128,239
Less intangible assets:
Goodwill	--	6,102	--	6,102	--	6,102
Core deposit intangible	--	269	--	342	--	366
Total intangibles	$--	$6,371	$--	$6,444	$--	$6,468
Adjusted stockholders’ equity	$131,366	$124,995	$129,117	$122,673	$128,239	$121,771
Shares of common stock outstanding	7,844,002	7,844,002	8,138,675	8,138,675	8,147,005	8,147,005
Adjusted book value per share	$16.75	$15.94	$15.86	$15.07	$15.74	$14.95